Exhibit 1.1

Pivotal Signs Alliance Agreement with Building Industry Consortium

Pivotal and New Home Technologies to jointly market solutions to the homebuilding market

FOR IMMEDIATE RELEASE

Vancouver, BC — January 18, 2005 — Pivotal Corporation, a CDC Software company, and a leading CRM solution provider for mid-sized enterprises, and New Home Technologies, a building industry technology consortium, today announced an alliance agreement to jointly market products and services to homebuilders across the United States. The goal of this initiative is to help accelerate adoption of sales, marketing, service warranty and options management solutions by the homebuilding industry.

Founded in 2004, New Home Technologies is a joint-venture subsidiary of Builder Homesite, Inc., a consortium of 35 of the top homebuilders in the United States. These homebuilders along with leading product manufacturers have joined together to create products and services to benefit the entire homebuilding industry. The first product being launched by New Home Technologies is Envision — a scaleable options management system with specific tools for manufacturers, builders, and homebuyers.

“More and more, homebuyers are seeking the same responsive, personally tailored, customer experience while buying a home as they would receive from any other purchase,” said Melissa Morman, chief operating officer, New Home Technologies, LLC. “Pivotal and New Home Technologies share the same commitment to helping builders change the way they interact with new home buyers to create the highest quality customer experience. Products such as Design Center Manager and Pivotal Homebuilder Front Office, Pivotal’s complete sales, marketing and customer care suite will ultimately benefit the entire homebuilding industry.”

Together, Pivotal and New Home Technologies will collaborate to further increase the adoption of new technologies by the homebuilding industry and help builders create more enjoyable customer experiences for new homebuyers. The two companies will share industry and technology expertise, participate in joint marketing, education and sales efforts and work together to identify joint customer integration projects. The alliance boasts New Home Technologies’ Envision options management solution which will allow homebuilders and suppliers to manage options sales via the Internet along with Pivotal’s comprehensive lead management, sales automation and customer care applications.

According to Bruce Cameron, general manager, homebuilder solutions, Pivotal, “The Pivotal-New Home Technologies agreement represents another major milestone in our strategy to help homebuilders create customers for life. New Home Technologies is a widely-recognized consortium of leading builders and suppliers. We are thrilled that they have chosen to join Pivotal in addressing the unique requirements of this exciting market.”

About Builder Homesite and New Home Technologies

Builder Homesite, Inc., a consortium of 35 of the national’s largest homebuilders, is today’s leading marketing and technology solutions provider for the home building industry. Its growing range of products and services are revolutionizing the way homes are marketed on the Internet. In 2002, Builder Homesite launched its first product, NewHomeSource.com, a consumer website offering the Internet’s most comprehensive information and selection of new homes. In 2004, Builder Homesite formed New Home Technologies, a subsidiary consortium of new homebuilders and product suppliers, to create an integrated and standardized online new home design options management portal. Today Builder Homesite is continuing to extend its Internet technology expertise into new industries. For more information, go to www.newhometechnologies.com

About Pivotal Homebuilder Front Office

Pivotal Homebuilder Front Office is a comprehensive suite of sales, marketing and customer care functionality that enables volume homebuilders to provide homebuyers with a single face during the entire home buying process, enhance the customer experience, and drive brand value. The system features extensive integration to Microsoft Office, including Outlook, and a user-friendly application with industry-specific workflow designed to meet the needs of high production homebuilders. With these capabilities, home sales professionals are able to capture and qualify Internet leads, collect prospect date and access information on available homes, building status, pricing and options. In addition, a built-in financial calculator helps agents quickly compile scenarios that take into account different fees including mortgage fees, tax schedules, and down payments, which can then be incorporated into contracts that can be revised as the sale progresses. Customer care representatives can access a comprehensive repository of customer information, review the home history, and manage the complete service cycle, including assigning contractors, tracking service requests, monitoring service quality and tracking contractor and supplier charge-backs.

About Pivotal Corporation

Pivotal Corporation, a software unit of chinadotcom corporation [NASDAQ: CHINA], is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises – a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,700 companies around the world have licensed Pivotal including: Centex Homes, Farm Credit Services of America, Premera Blue Cross, Qiagen, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has approximately 1,800 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the risks involved in developing software solutions and integrating them with third-party software and services. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com

Eleanor Bowman
Builder Homesite/New Home Technologies
512.413.5278
Ebowman@builderhomesite.com

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.